                                                                    EXHIBIT 23.5



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harbinger Corporation


We consent to the use of our report dated June 5, 1996 relating to the consolidated balance sheets of Harbinger N.V. and subsidiaries as of December 31, 1995, 1994, and 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows for the two years ended December 31, 1995 and 1994 and the one month ended December 31, 1993 incorporated by reference in the Form S-3 Registration Statement of Harbinger Corporation and to the reference to our firm under the heading of "Experts" in the prospectus.



                                        /s/ KPMG Accountants N.V.
                                        -------------------------
                                        KPMG Accountants N.V.




The Hague
August 23, 1996